Exhibit 99.1

                              River Valley Bancorp
            Announces Substantial Increase in Operating Earnings for
                         the Quarter Ended June 30, 2003

For Immediate Release
Tuesday, July 15, 2003

Madison, Indiana - July 15, 2003- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the second quarter ended June 30, 2003. Net income for the quarter was $680,593. Net income for the second quarter ended June 30, 2002 was $734,981, however, the quarter ended June 30, 2002 included an after-tax gain of approximately $212,000 from the disposition of a former banking facility. Excluding that one time gain in 2002, earnings for period to period comparison was up approximately 30%.

Net income for the quarter ended June 30, 2003 expressed as basic earnings per share was $0.86, as compared to $0.94 per share recorded for the corresponding period a year earlier. Return on average assets was 1.17% and the return on average equity was 12.77% for the quarter ended June 30, 2003. For the second quarter of 2002 , those corresponding numbers were 1.48% and 15.79% respectively. Again, second quarter 2002 numbers are impacted by the one time gain.

Net income for the six month period ended June 30, 2003 was $1,276,263, or $1.61 per basic share. For the six month period, this is an increase of $14,379 from the $1,261,884 reported for the same period ended June 30, 2002. Including the one time gain in the second quarter of 2002, earnings per basic share for the six months ended June 30, 2002 was $1.63.

Assets totaled $239.4 million as of June 30, 2003, an increase of $15.4 million, from the $224.0 million reported as of December 31, 2002. Net loans, including loans held for sale, were $179.4 million as of June 30, 2003, an increase of $13.4 million, from the balance reported as of December 31, 2002. Deposits totaled $169.0 million as of June 30, 2003, an increase of $7.2 million from the $161.8 million reported December 31, 2002.

Stockholder's equity as of June 30, 2003 was $21.7 million, or 9.06 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $26.65 as of June 30, 2003.

"The Corporation continues to make positive gains. When you consider 2002 numbers were affected by the sale of a former bank building, year to date numbers for 2003 reflect solid growth and increasing profitability. Many banks including River Valley Financial Bank are experiencing shrinking margins, however we continue to have good growth in our balance sheet and it is reflected in enhanced earnings", stated Matthew P. Forrester, president of River Valley Bancorp. "That growth, plus significant secondary market sales of residential mortgage loans has made year to date 2003 historical."

As previously announced, River Valley Bancorp raised its quarterly cash dividend by $0.05 to $0.30 per share, or $1.20 per share annually.

The last reported trade of  "RIVR" stock on this date was at $40.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)


                                        3 Months Ended              6 Months Ended                6 Months Ended
                                           6-30-2003                   6-30-2003                     6-30-2002

         Assets                                                         $239,446                     $203,664
         Net Loans                                                       179,383                      162,330
             ALL                                                           2,008                        2,012
         Deposits                                                        168,984                      151,390
         Shareholder Equity                                               21,714                       19,187
         Total Interest Income              $3,051                      $  6,134                     $  6,286
         Total Non Interest Income             865                         1,733                        1,219
         Interest Expense                    1,352                         2,673                        2,782
         Non Interest Expense                1,395                         2,922                        2,373
         Provision Loan Losses                  90                           180                          260
         Taxes                                 398                           816                          828
         Net Income                            681                         1,276                        1,262

         ROAA                                 1.17%                         1.10%                        1.27%
         ROAE                                12.77%                        11.97%                       13.56%
         Earnings per Basic Share            $0.86                         $1.61                        $1.63




Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp